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                                                                    EXHIBIT 21.1


                        LATTICE SEMICONDUCTOR CORPORATION

                         SUBSIDIARIES OF THE REGISTRANT


     Name                                         Jurisdiction of Incorporation
     ----                                         -----------------------------


1.   Lattice GmbH                                           Germany

2.   Lattice Semiconducteurs SARL                           France

3.   Lattice Semiconductor KK                               Japan

4.   Lattice Semiconductor (Shanghai)                       China
      Co. Ltd.

5.   Lattice UK Limited                                     United Kingdom

6.   Lattice Semiconductor International Limited            Jamaica

7.   Lattice Semiconductor Asia Limited                     Hong Kong